EXHIBIT 10.23

This Termination Agreement has been filed to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Tennessee Valley Authority. The representations and warranties of the parties in this Termination Agreement were made to, and solely for the benefit of, the other parties to this Termination Agreement. The assertions embodied in the representations and warranties may be qualified by information included in schedules, exhibits, or other materials exchanged by the parties that may modify or create exceptions to the representations and warranties. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

TVA No. 00072495, Termination

TERMINATION OF LEASE AGREEMENT

THIS TERMINATION OF LEASE AGREEMENT (the “Termination of Lease Agreement”) is made and entered into as of the 9th day of August, 2013, by and between Seven States Southaven, LLC, a Delaware limited liability company (“Southaven”) and Tennessee Valley Authority, a corporate agency and instrumentality of the United States Government created and existing under and by virtue of the Tennessee Valley Authority Act of 1933, as amended, 16 U.S.C. Sections 831 - 831ee (2006 & Supp V 2011), and acting as to real property as agent in the name of the United States of America, as lessee (“TVA”). All capitalized terms not otherwise defined in this Termination of Lease Agreement shall have the meanings given to them in the Lease (as defined herein).

BACKGROUND STATEMENT

WHEREAS, Southaven and TVA entered into that certain Lease Agreement dated September 30, 2008, numbered as TVA Contract No. 00072495, which was amended on April 17, 2009, on April 22, 2010, and on April 18, 2013 (collectively, the “Lease”), pursuant to which TVA leases from Southaven the “Leased Premises,” which consist of Southaven’s 90% undivided ownership interest in the Purchased Assets, as more particularly defined in the Lease; and

WHEREAS, the Term of the Lease was to expire on or before April 30, 2010, which date was previously extended to September 5, 2013; and

WHEREAS, TVA and Southaven have determined to terminate the Lease in conjunction with the transfer of all assets currently owned by Southaven and subject to the Lease, but to preserve the obligation of TVA to pay any remaining Administrative and General Expenses portion of the Basic Rent under Section 3.3(a) of the Lease (the “Administrative Costs”) and to preserve the indemnification provisions thereunder for a period of three (3) years;

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TVA and Southaven agree as follows:

1.    Termination of Lease. Subject to the conditions contained in this Termination of Lease Agreement, the Lease shall terminate, and shall be of no further force or effect, as of the close of business on August 9, 2013 (the “Termination Date”).

2.    Release from Future Obligations. Each party shall be released from all of its obligations, duties and liabilities under the Lease from and after the Termination Date, excluding: (a) TVA’s obligation to pay Southaven a final installment of the Administrative Costs pursuant to Section 3.3(a) (including any adjustment to Administrative Costs pursuant to clauses (i) or (ii) of Section 3.3(a) of the Lease) thereunder and (b) each party’s indemnification obligations under Article 13 of the Lease for any indemnifiable claims or losses arising prior to the Termination Date, which indemnification obligations shall survive termination thereof for a period of three (3) years after the Termination Date. Southaven agrees to provide an invoice to TVA within forty-five days after the Termination Date for all costs described in item (a) above, and TVA shall pay such amounts within fifteen (15) days of receipt.

3.    Wind-down/Transition. The effectiveness of this Termination of Lease Agreement is expressly subject to and conditioned upon the consummation of all conditions precedent set forth in that certain Asset Purchase Agreement dated August 6, 2013, between TVA and Southaven.

4.    Binding Effect. This Termination of Lease Agreement shall be governed by and construed in accordance with the laws of the United States of America, except to the extent the laws of the State of Mississippi or Tennessee govern any portion of the Leased Premises, and shall be binding upon and inure to the benefit of the parties hereto and their respective successors, representatives and assigns. In the event of any inconsistency or conflict between the terms of this Termination of Lease Agreement and of the Lease, the terms hereof shall control. Time is of the essence of all of the terms of this Termination of Lease Agreement.

IN WITNESS WHEREOF, Southaven and TVA have caused this Termination of Lease Agreement to be executed by their duly authorized representatives as of the day and year first above written.

SOUTHAVEN	TVA:
Seven States Southaven, LLC a Delaware limited liability company	Tennessee Valley Authority

By: /s/ Jack W. Simmons	By: /s/ John M. Hoskins
Name: Jack W. Simmons	Name: John M. Hoskins
Title: President and Chief Executive Officer	Title: Senior Vice President and Treasurer and Interim Chief Risk Officer